Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
LHC Group, Inc.:
We consent to the incorporation by reference in the registration statements No. 333-207584 on Form S-3 and Nos. 333-168977, 333-130600, 333-125713 and 333-190688 on Form S-8 of LHC Group, Inc. and subsidiaries of our reports dated March 9, 2017, with respect to the consolidated balance sheets of LHC Group, Inc. and subsidiaries as of December 31, 2016 and 2015 and the related consolidated statements of income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2016 and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 Annual Report on Form 10-K of LHC Group, Inc. and subsidiaries.

/s/ KPMG LLP
Baton Rouge, Louisiana
March 9, 2017